Exhibit 99.1

Parker Drilling Announces Departure of Chief Financial Officer
HOUSTON, June 12, 2017 /PRNewswire/ -- Parker Drilling Company (NYSE:PKD) announced today that Christopher Weber, Parker Drilling's Senior Vice President and Chief Financial Officer, is leaving the Company effective June 21, 2017 to become Executive Vice President and Chief Financial Officer at Halliburton Company (NYSE: HAL). Jon-Al Duplantier, Parker Drilling's Senior Vice President, Chief Administrative Officer and General Counsel, has been appointed to serve as interim CFO and will manage the CFO responsibilities in addition to his current responsibilities until a replacement is named. The Company has initiated a comprehensive search to identify its next CFO.
Mr. Duplantier has been with Parker Drilling since September 2009, when he joined the Company as Vice President and General Counsel. In 2012 he was promoted to Senior Vice President, and in 2013 he took on the additional role of Chief Administrative Officer, which currently oversees the Company's legal and compliance; internal audit; human resources; supply chain; quality, health, safety, security and environment; aviation; and risk management organizations. Prior to joining Parker Drilling, Mr. Duplantier served in several U.S. and international legal and management roles of expanding scope and responsibility over a 17-year career at ConocoPhillips.
"We thank Chris for his many contributions to Parker Drilling and wish him and his family well as he continues his career," said Gary Rich, the Company's Chairman, President and CEO. "We appreciate Jon-Al stepping in on an interim basis, and we are confident his 22 years of energy industry experience as a respected and trusted leader, when combined with Parker's strong financial team, will ensure continued execution of our financial objectives and a smooth transition to a permanent CFO."
Company Description
Parker Drilling provides drilling services and rental tools to the energy industry. The Company's Drilling Services business serves operators in the inland waters of the U.S. Gulf of Mexico utilizing Parker Drilling's barge rig fleet and in select U.S. and international markets and harsh-environment regions utilizing Parker-owned and customer-owned equipment. The Company's Rental Tools Services business supplies premium equipment and well services to operators on land and offshore in the U.S. and international markets. More information about Parker Drilling can be found on the Company's website at www.parkerdrilling.com.
Contact: Jason Geach, Vice President, Investor Relations & Corporate Development, (+1) (281) 406-2310, jason.geach@parkerdrilling.com.